Exhibit 4.31

Sunrise (Guizhou) New Energy Materials Co., Ltd.

Capital Increase Agreement

December 3, 2024

i

This Agreement on Capital Increase of Sunrise (Guizhou) New Energy Materials Co., Ltd. (“this Agreement”) is signed by the following parties on December, 2024 (“Signing Date”) in Jieshou City, Anhui Province:

1.	Investor: Jieshou Xinyang Zhanxin Equity Investment Fund Partnership (Limited Partnership), a limited partnership legally established and validly existing under Chinese law, with its registered address at No. 509, Fuxing Road, Dongcheng Street, Jieshou City, Fuyang City, Anhui Province (“Jieshou Xinyang Fund” or “Investor”).

2.	Target Company: Sunrise (Guizhou) New Energy Materials Co., Ltd., a joint stock limited company (Sino-foreign joint venture) validly established and legally existing under the laws of the PRC, with its registered address at Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (next to Yilong Avenue) (“the Company”);

3.	Existing Shareholders

(1)	Zhuhai (Zibo) Investment Co., Ltd., a limited liability company validly established and legally existing under the laws of the PRC, with its registered address at Room 703, West Zone, R&D Building, Zibo Science and Technology Industrial Park, No. 69, Sanying Road, Zhangdian District, Zibo City, Shandong Province, (hereinafter referred to as “Zhuhai Investment”/“Controlling Shareholder”)

(2)	Haicheng Shenhe Technology Co., Ltd., a limited liability company validly established and legally existing under the laws of the PRC, with its registered address at Qianying Village, Yingluo Town, Haicheng City, Anshan City, Liaoning Province, (hereinafter referred to as “Haicheng Shenhe”);

(3)	Guizhou Guangyao Management Partnership (Limited Partnership), a limited liability company validly established and legally existing under the laws of the PRC =Limited Partnership, with its registered address at Group 2, Heying Village, Lutun Town, Xingyi City, Qianxinan Prefecture, Guizhou Province (next to Yilong Avenue),(referred to as “Guizhou Guangyao”);

(4)	Shanghai Sunrise Investment Co., Ltd., a limited liability company legally established and validly existing under the laws of the PRC, with its registered address at Room 211, No. 1432, Pujian Road, Pudong New Area Room 1001, 3rd Floor, Incubation Building, Hainan Industrial Park, (hereinafter referred to as “Hainan Fuhe”)

(5)	Shanghai Yuanneng Zhihui Enterprise Management Partnership (Limited Partnership), a limited partnership legally established and validly existing under the laws of the PRC, with its registered address at Building C, No. 888, Huanhu West Second Road, Lingang New Area, China (Shanghai) Pilot Free Trade Zone, (hereinafter referred to as “Shanghai Yuanneng”)

(6)	Hainan Fuhe Investment Partnership (Limited Partnership), a limited partnership legally established and validly existing under the laws of the PRC, with its registered address at Room 1001, 3rd Floor, Incubation Building, Hainan Ecological Software Park, High-tech Industrial Demonstration Zone, Laocheng Town, Chengmai County, Hainan Province, (hereinafter referred to as “Hainan Fuhe”)

(7)	Guizhou Yuanneng Zhihui Enterprise Management Partnership (Limited Partnership), a limited partnership legally established and validly existing under the laws of the PRC, with its registered address at Room 1001, 3rd Floor, Incubation Building, Hainan Ecological Software Park, High-tech Industrial Demonstration Zone, Laocheng Town, Chengmai County, Hainan Province, (hereinafter referred to as “Hainan Fuhe”) =A limited partnership legally established and validly existing in China, with its registered address at New Materials Industrial Park, Shierfen Group, Lianxin Village, Longguang Town, Anlong County, Qianxinan Buyi and Miao Autonomous Prefecture, Guizhou Province (hereinafter referred to as “Guizhou Yuanneng”)

(8)	Guizhou Yilong New District Industrial Development Investment Co., Ltd., a limited liability company legally established and validly existing in China, with its registered address at Yilong Hongxing Pharmaceutical Industrial Park, Dingxiao Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (hereinafter referred to as “Yilong Gongtou”)

(9)	Guizhou New Energy Industry Development Fund Partnership (Limited Partnership), a limited partnership legally established and validly existing in China, with its registered address at No. 1372, 12th Floor, Building 10, Phase I, Guizhou Financial City, No. 55, Changling North Road, Guanshanhu District, Guiyang City, Guizhou Province (hereinafter referred to as “New Energy Fund”)

(10)	Ren Zhong, A Chinese citizen, ID number 520103198511015646, domicile at No. 75, Gaicha Road, Yunyan District, Guiyang City, Guizhou Province.

4.	Actual controller: Hu Haiping, a Chinese citizen, ID number 330106196710170432, domicile at Room 2202, Unit 9, Lane 1399, Pujian Road, Pudong New District, Shanghai (“Actual Controller”).Any of the above parties shall be referred to as a “Party” individually and the “Parties” collectively. Jieshou Xinyang Zhanxin Equity Investment Fund Partnership (Limited Partnership) is called “Jieshou Xinyang Fund” or “Investor”; Zhuhai (Zibo) Investment Co., Ltd. (called “Controlling Shareholder” or “Zhuhai Investment”), Guizhou New Energy Industry Development Fund Partnership (Limited Partnership) (called “New Energy Fund”,Haicheng Shenhe Technology Co., Ltd. (called “Haicheng Shenhe”), Guizhou Guangyao Management Partnership (Limited Partnership) (called “Guizhou Guangyao”), Shanghai Sunrise Investment Co., Ltd. (called “Sunrise Investment”), Shanghai Yuanneng Zhihui Enterprise Management Partnership (Limited Partnership) (called “Shanghai Yuanneng”), Hainan Fuhe Investment Partnership (Limited Partnership)(called “Hainan Fuhe”), Guizhou Yuanneng Zhihui Enterprise Management Partnership (Limited Partnership) (called “Guizhou Yuanneng”, Guizhou Yilong New District Industrial Development Investment Co., Ltd. (referred to as “Yilong Industrial Investment”) and Ren Zhong are collectively referred to as “existing shareholders”.

“Chinese laws” in this Agreement refer to all laws, administrative regulations, rules, regulations, policy documents, regulations, decisions, policy documents, etc. of local governments or local government departments in force in China at that time.

Given that:

1.	The Company was established on November 8, 2021, and its business scope is “new material technology promotion services; research and development of special electronic materials; sales of graphite and carbon products; research and development of new material technology; manufacturing of electronic components; sales of special electronic materials; manufacturing of graphite and carbon products; sales of high-purity elements and compounds, manufacturing of synthetic materials (excluding hazardous chemicals); sales of graphene materials; manufacturing of electronic components and electromechanical components and equipment; manufacturing of special equipment for semiconductor devices; sales of special equipment for semiconductor devices; technical services, technical development, technical consulting, technical exchanges, technology transfer, technology promotion; research and development of emerging energy technologies (projects that must be approved according to law can only carry out business activities after approval by relevant departments).” It is mainly engaged in the research and development, production and sales of lithium battery negative electrode materials (“main business”).

2.	As of the signing date of this agreement, the registered capital of Sunrise (Guizhou) New Energy Materials Co., Ltd. is RMB 321,407,974, and the Company’s equity structure is as follows:

Serial number	Name of shareholder	Amount of investment (ten thousand yuan)	Equity ratio (%)
1	Zhuhai (Zibo) Investment Co., Ltd.	12648	39.3519%
2	Haicheng Shenhe Technology Co., Ltd.	3100	9.6451%
3	Shanghai Sunrise Investment Co., Ltd.	1736	5.4012%
4	Guizhou Guangyao Management Partnership (Limited Partnership)	2480	7.7161%
5	Hainan Fuhe Investment Partnership (Limited Partnership)	1240	3.8580%
6	Guizhou Yilong New District Industrial Development Investment Co., Ltd.	992	3.0864%
7	Guizhou New Energy Industry Development Fund Partnership (Limited Partnership)	7340.7974	22.8395%
8	Shanghai Yuanneng Zhihui Enterprise Management Partnership (Limited Partnership)	1364	4.2438%
9	Guizhou Yuanneng Zhihui Enterprise Management Partnership (Limited Partnership)	992	3.0864%
10	Ren Zhong	248	0.7716%
	Total	32140.7974	100%

3.	The current Investor intends to invest in the Company by increasing capital (hereinafter referred to as the “current round of investment”). To this end, the parties to the agreement, based on the principle of equality and mutual benefit, have reached the following agreement on matters concerning this round of investment.

Article 1 Arrangements for this transaction

1.1 Arrangements for this transaction

1.1.1 Investment valuation

The parties confirm that, after negotiation among the parties to this Agreement, the pre-investment valuation of the Company in this round of investment is 18000 million yuan.

1.1.2 Capital increase

Jieshou Xinyang Fund increases the capital of the Company with RMB 200 million yuan (hereinafter referred to as the “capital increase”), of which 35,711,997 yuan is included in the registered capital, and the remaining 164,288,003 yuan of premium is included in the capital reserve.

1.2 Shareholder rights

The equity acquired by the Investor based on this transaction shall enjoy the various rights granted to shareholders by laws, regulations, company articles of association, transaction documents, etc. from the Closing Date (as defined below).

1.3 Use of Capital Increase

Unless otherwise agreed in this Agreement or otherwise agreed by the parties, the Company shall use all the capital increase funds obtained from this transaction for business expansion, replenishment of working capital, research and development, new projects and other purposes approved by the Investor. Without the prior permission of the Investor, the Company, the controlling shareholder and the actual controller shall not use the capital increase funds for any other purpose, including but not limited to repaying the Company’s non-operating debts, dividends or repurchasing the Company’s equity, lending to other parties for use, investing in or holding financial assets such as stocks, etc.

1.4 Document Signing and Change Registration Process

1.4.1 The other parties to this Agreement agree to sign the Shareholders Agreement (“Shareholders Agreement”) and the Articles of Association (“Articles of Association”) for the capital increase under this Agreement at the same time as signing this Agreement (the above documents and this Agreement are collectively referred to as the “Transaction Documents”).

Article 2 Capital Increase

2.1 Payment of Capital Increase

2.1.1 The capital increase shall be paid by the Investor in four installments, each of which is RMB 50 million, RMB 60 million, RMB 60 million and RMB 40 million. The first installment of capital increase shall be paid to the following bank account of the Company (hereinafter referred to as the “company account”) within 15 working days from the date when all the conditions for delivery of capital increase stipulated in Article 6 of this Agreement are met (or the investee exempts in writing). The remaining three installments of investment shall be delivered in installments after the Investor confirms the progress of the project.

Unit name: Sunrise (Guizhou) New Energy Materials Co., Ltd.

Bank account number: 52050167643600001985

Opening bank: China Construction Bank Corporation, Xingyi City, Guizhou Province, Dingxiao Branch

2.1.2 The equity structure after delivery is as follows;

No. Shareholder name or name Amount of capital contribution (10,000 yuan) Equity ratio (%)

1 Zhuhai (Zibo) Investment Co., Ltd. 12648 35.4167%

2 Haicheng Shenhe Technology Co., Ltd. 3100 8.6806%

3 Shanghai Sunrise Investment Co., Ltd. 1736 4.8611%

4 Guizhou Guangyao Management Partnership (Limited Partnership) 2480 6.9444%

5 Hainan Fuhe Investment Partnership (Limited Partnership) 1240 3.4722%

6 Guizhou Yilong New District Industrial Development Investment Co., Ltd. 992 2.7778%

7 Guizhou Province New Energy Industry Development Fund Partnership (Limited Partnership) 7340.7974 20.5555%

8 Shanghai Yuanneng Zhihui Enterprise Management Partnership (Limited Partnership) 1364 3.8194%

9 Guizhou Yuanneng Zhihui Enterprise Management Partnership (Limited Partnership) 992 2.7778%

10 Ren Zhong 248 0.6944%

11 Jieshou Xinyang Zhanxin Equity Investment Fund Partnership (Limited Partnership) 3571.1997 10.0000%

Total 35711.9971 100.0000%

2.1.3 The “Closing Date” is the date when Jieshou Xinyang Zhanxin Equity Investment Fund Partnership (Limited Partnership) pays all the capital increase funds to the Company’s account.

2.2 Shareholder register and capital contribution certificate

2.2.1 On the date when the Company receives all the investment funds paid by the Investor, the Company shall issue a shareholder register to the Investor. The shareholder register shall state the following items: shareholder name and address, subscribed capital contribution, shareholder equity ratio, and capital contribution certificate number. The shareholder register shall be signed by the Company’s legal representative and stamped with the Company’s official seal, and an original copy shall be provided to the Investor.

2.2.2 On the date when the Company receives all the investment funds paid by the Investor, the Company shall issue a capital contribution certificate to the Investor. The capital contribution certificate shall state the following items: company name, registered capital, company establishment time, shareholder name, subscribed capital contribution, shareholder equity ratio, capital contribution payment date, capital contribution certificate issuance date, and number. The capital contribution certificate shall be signed by the Company’s legal representative and stamped with the Company’s official seal, and an original copy shall be provided to the Investor.

2.3 Industrial and commercial change registration the Company shall submit the industrial and commercial change registration and filing procedures involved in the first phase of capital increase within 12 months from the Closing Date of the first phase of capital increase (including but not limited to the increase in registered capital, amendment of the Company’s articles of association, etc.). The industrial and commercial change registration and filing procedures corresponding to the remaining three phases of capital increase should be submitted within 30 working days from the date on which the Investor signs the industrial and commercial change registration documents (including but not limited to increase in registered capital, amendment of the Company’s articles of association, etc.).

Article 3 Obligations of the Company, Controlling Shareholder and Actual Controller during the Transition Period

3.1 From the date of signing of this Agreement to the date of closing (the “Transition Period”), the Company, Controlling Shareholder and Actual Controller shall cause the Company to conduct business in the normal course of business, and shall make every effort to maintain the integrity of the business organization, maintain relationships with third parties and retain existing management personnel and employees, and maintain the status quo of all assets and properties owned or used by the Company (except for normal loss).

3.2 During the Transition Period, the Company, Controlling Shareholder and Actual Controller shall promptly inform the Investor of the following matters in writing and discuss with the Investor the impact of the following matters on the Company, thereby ensuring that the Company will operate stably in a reasonable manner:

3.2.1 Changes in the Company’s equity structure, financial status, assets, liabilities, business, prospects or operations that have or may have any significant adverse impact on the Company;

3.2.2 Signing of agreements containing abnormal terms (including but not limited to long-term, harsh terms) and any agreements or proposals or intentions regarding the aforementioned matters;

3.2.3 Progress of approval/registration by government departments (if applicable).

3.3 Except for the circumstances already disclosed to the Investor, during the Transition Period, the Company, the Controlling Shareholder and the Actual Controller shall urge their Affiliates and Consultants and their respective directors, senior executives and representatives to (i) deal with matters related to the Transaction on an exclusive basis with the Investor and its Affiliates; (ii) not conduct any other transaction similar to the Transaction or inconsistent with the transaction contemplated by the Transaction Documents (any of the above transactions shall be referred to as “Third Party Transaction”); (iii) immediately terminate any discussion or negotiation with any person regarding the Third Party Transaction and shall not conduct or initiate any discussion or negotiation with any person regarding the Third Party Transaction during this period and shall not provide any information regarding the Third Party Transaction to any person; and (iv) not encourage any inquiries or suggestions regarding possible Third Party Transaction or take any other actions to facilitate such inquiries or suggestions. If the Company, the Controlling Shareholder and the Actual Controller receive any inquiries from any other party regarding possible Third Party Transaction, they shall promptly notify the Investor.

Article 4 Statements and Warranties of the Company, Controlling Shareholder, Actual Controller and Other Existing Shareholders

the Company, Controlling Shareholder and Actual Controller make statements and warranties on the following matters. Existing shareholders other than the Controlling Shareholder only make statements and warranties on the matters in Articles 4.1 and 4.2 below, and ensure that such statements and warranties are true, complete and accurate on the signing date and the delivery date of this Agreement.

4.1 Authorization. the Company, existing shareholders and actual controllers have obtained sufficient and necessary authorization to sign the transaction documents, perform all obligations under the transaction documents and complete the transactions under the transaction documents; the Company, existing shareholders and actual controllers have full civil capacity and civil rights capacity, and have obtained their internal approval to sign the transaction documents and perform the obligations under the transaction documents. Once signed, the transaction documents are legally binding on the Company, existing shareholders and actual controllers.

4.2 No conflict. The signing and performance of each transaction document shall not violate or conflict with any clause in the Articles of Association or other organizational documents of the Company; the Company, existing shareholders and actual controllers have obtained all third-party consents or authorizations necessary for the transactions under the transaction documents. The material agreements or contracts between the Company, existing shareholders and actual controllers and any other entities (as defined in Section 4.10 of this Agreement) will not be terminated by the signing or performance of each transaction document, nor will they be significantly affected by each transaction document.

4.3 Validity and Continuation. the Company is a legally established and validly existing entity, and there are no circumstances or legal procedures that may lead to the termination, suspension of business, dissolution, liquidation, merger, division or loss of legal personality (if applicable) of the Company. Except as disclosed to the Investor, the registered capital of the Company has been paid in full, and there is no delay in payment, false capital contribution or withdrawal of registered capital. All articles of association of the Company have been legally and effectively registered (if required) and are valid and enforceable. The business scope of the Company detailed in the Articles of Association complies with the requirements of Chinese law. The controlling shareholder and the actual controller hold the equity interests in the Company without violating any contract or binding commitment they have signed. the Company conducts its business activities strictly in accordance with the business scope stipulated in the Articles of Association and the provisions of Chinese law. All certificates, approvals and licenses (“qualification certificates”) required by the Company for its business activities under the provisions of Chinese law have been applied for and obtained in accordance with the law; and all these qualification certificates are valid, and there is no situation that affects the validity of the above qualification certificates. the Company has passed the annual inspection of the Company’s certificates and licenses by the relevant government authorities (if any). the Company’s documents, including the minutes of the board of directors, shareholders’ meetings and the shareholder register, have been properly kept and fully and accurately record the matters that should be recorded in such documents.

4.4 Financial Reports. All audited accounts and management accounts (including transfer accounts) of the Company are prepared in accordance with the provisions of Chinese law and truly, completely and accurately reflect the financial and operating conditions of the Company on the relevant account dates. The financial records and information of the Company fully comply with the requirements of Chinese law and comply with Chinese accounting standards. All documents including account books, equity change records, financial statements and all other company records are kept in accordance with Chinese legal requirements and business practices and are fully controlled by the Company. Major transactions related to the Company’s business are accurately and regularly recorded. the Company does not have off-book cash sales revenue, off-book liabilities, shareholders occupying company funds (for the avoidance of doubt, the Company’s internal fund transactions for normal business needs and recorded in the financial statements do not constitute shareholders occupying funds), major internal control loopholes and other issues.

4.5 Undisclosed debts. Except for the content disclosed to the Investor, the Company does not have any other major debts not reflected in the balance sheet (referring to debts with a total amount exceeding RMB 100,000), except for debts incurred after the balance sheet date (i.e. June 30, 2024, hereinafter the same) that are normal business debts of the Company and are not prohibited by this Agreement and will not have any major adverse impact on any shareholder of the Company or the Company itself; Except for the content disclosed to the Investor, the Company has not provided guarantees for others, nor has it established any mortgage, pledge or other security rights with other property.

4.6 Equity Structure. The registered capital equity structure contained in the articles of association and amendments to the articles of association of the Company and its subsidiaries registered with the industrial and commercial administration department is completely consistent with the records of the articles of association and amendments to the articles of association of the Company and its subsidiaries provided by the Company to the Investor, and truly, completely and accurately reflects the equity structure of the Company and its subsidiaries, and there is no false capital contribution. the Company has never promised or actually issued any rights, shares, bonds, warrants, options or rights of the same or similar nature other than the above-mentioned shareholder rights to anyone in any form. Except for the content disclosed to the Investor, there is no proxy holding or similar arrangement on the Company’s equity, nor is there any pledge, mortgage or other security interest or any kind of right burden (including but not limited to any conditional sales or other title retention agreement, any lease of the aforementioned nature, any agreement granting any security interest and documents designating a third party as a loss recipient), or any other third-party rights (including but not limited to any option or conversion right or priority right of any nature in respect of any person’s equity).

4.7 Taxation. the Company has completed all tax registrations required by Chinese laws, has paid all taxes payable, and is not required to pay any fines, surcharges, penalties or interest related to such taxes. Except for the content disclosed to the Investor, the Company has no tax violations or irregularities, and is not involved in any disputes or lawsuits related to taxes. the Company has submitted the required information to any tax authorities that have made such requests, and there are no disputes between the Company and the tax authorities involving tax liabilities or potential tax liabilities or tax benefits. the Company maintains financial information for normal taxation and tax payment.

4.8 Assets. the Company legally owns and legally uses all its fixed and intangible assets. Except for those disclosed to the Investor, there is no third-party ownership, co-ownership, possession, mortgage, pledge, lien or other security interest in all assets, and no compulsory measures such as seizure, freezing or detention have been taken by the court, arbitration institution or other competent authority. There is no lease, retention of ownership or other arrangements or burdens that may affect the complete ownership of the Company. Except for the circumstances disclosed to the Investor, the Company does not have other leased houses or other real estate. The lessors of such houses all legally hold such houses and have the right to rent such houses to the Company. There is no event or situation that causes the Company to be unable to continue to rent the aforementioned houses or causes the Company to suffer losses due to the lessor’s lack of legal right to rent the aforementioned houses to the Company.

4.9 Related Party Matters. Except for the content that has been disclosed to the Investor, the Company has no: (i) any contract, commitment or any transaction that has been, is being or is to be conducted between any shareholder, director, senior manager or employee of the Company, or any of their affiliates and the Company; (ii) no debt (except for wages that are currently to be paid), commitment to provide loans or guarantees, directly or indirectly, unilaterally or bilaterally; (iii) no interest in the Company or any contract signed by the Company or any significant business relationship (including purchase, sale, license, authorization to use, provision of any product, intellectual property and other assets and services of the Company) directly or indirectly. Except for the content that has been disclosed to the Investor, the Company has no direct or indirect ownership interest in any enterprise or company that is related to, has a business relationship with, or competes with the Company (except for those who have acquired no more than 1% of the shares through the public securities market), or controls such enterprises by loan, agreement or other means, or serves as a senior manager, director or partner in them. “Affiliate” means (i) any entity (including legal persons, non-corporate entities or natural persons) that is directly or indirectly controlled by it, or any other legal person, non-corporate entity or natural person that directly or indirectly controls the entity or is under common control with the entity; and, for the avoidance of doubt, (ii) for a natural person, its spouse, children, brothers, sisters, parents, spouse’s parents, trustees of any trust with the natural person or his/her immediate family members as beneficiaries or discretionary trust objects, or any entity or company controlled by the above persons shall also be deemed as an affiliate. The aforementioned “control” or “controlled by” means the power to instruct or instruct others to instruct the management and decision-making of the entity directly or indirectly through holding voting rights, contracts or other means, or other relationships that in fact constitute actual control.

4.10 Contract. The controlling shareholder, actual controller and the Company guarantee that all currently valid major agreements or contracts of the Company are caused by real and effective transactions, are legal and valid and can be enforced according to law, and there is no major breach of contract by the Company or any other transaction party. The “material agreement or contract” mentioned in this clause refers to all contracts, agreements or other forms of documents or arrangements that meet any of the following requirements: (i) The contract amount exceeds RMB 100,000; (ii) The contract performance period exceeds 6 months after the signing of this Agreement; (iii) The contract contains exclusive clauses, non-competition clauses or other provisions that restrict the Company’s product sales, business operations or business expansion; (iv) Contracts and agreements of any nature signed with the Company’s current or former directors, senior management, shareholders, employees or long-term consultants; (v) Any contract, agreement or arrangement regarding the sale or purchase of the Company’s assets (except those arising from daily business operations); (vi) Bonuses, pensions, retirement benefits, stock options, commercial insurance or similar agreements regarding the Company’s management or employees or other persons; (vii) Foreign investment contracts, agreements, letters of intent or other arrangements; (viii) Intellectual property transfer and licensing agreements (regardless of whether the Company is the transferor, transferee, licensor or licensee); and (i*) Other contracts that may have a significant impact on the Company’s assets and business.

Except for the contents disclosed to the Investor, the Company is not a party to any of the following contracts, agreements or documents, or is not bound by such contracts, agreements or other documents:

4.10.1 Contracts, agreements or documents not formed in the normal course of business;

4.10.2 Contracts, agreements or documents not formed on the basis of fair commercial transactions between independent entities;

4.10.3 Contracts, agreements or documents that damage the interests of the Company;

4.10.4 Contracts, agreements or documents that cannot be completed even with reasonable efforts and expenditures;

4.10.5 Contracts, agreements or documents that restrict the Company from engaging in business operations;

4.10.6 Contracts, agreements or documents involving an amount of more than RMB100,000 that should be paid but has not been paid, outside the scope of contracts, agreements or documents signed for the main business;

4.10.7 Contracts, agreements or documents that seriously affect or will be seriously affected by the transactions under this Agreement and should be disclosed to the Investor but have not been disclosed to the Investor Disclosed contracts, agreements or documents;

4.10.8 the Company seriously violates any contract, agreement or document to which the Company is a party or which is binding on the Company.

4.11 Intellectual Property. the Company has the legal ownership or right to use all intellectual property rights (including but not limited to patents, trademarks, copyrights, proprietary technologies, domain names and trade secrets, etc.) required to engage in its main business. Such intellectual property rights are valid and enforceable in accordance with the law, and there are no matters that may render any intellectual property rights invalid or unenforceable. Except for the contents disclosed to the Investor, to the knowledge of the Company, the controlling shareholder and the actual controller, the Company has not infringed or illegally used any intellectual property rights in which any third party has any rights, ownership or interests, nor has it licensed or allowed any third party to use any intellectual property rights in which the Company has any rights, ownership or interests, nor has it used any intellectual property rights in which a third party has any rights, ownership or interests without the consent, authorization or permission of the third party; the Company has not infringed any intellectual property rights, trade secrets, proprietary information or other similar rights of others, and there are no pending or foreseeable claims, disputes or litigation proceedings requiring the Company to claim for infringement of any third party’s intellectual property rights, trade secrets, proprietary information or other similar rights, and there are no known third parties infringing the Company’s legally owned intellectual property rights. The patents, trademarks, software copyrights and domain names owned by the Company have been formally registered or registered in accordance with the law, and the fees for maintaining the relevant rights have been paid in full and on time in accordance with the law, and are in a valid state. The controlling shareholder, the actual controller or its affiliates do not hold any other intellectual property rights related to the Company’s main business (including but not limited to patents, trademarks, copyrights, proprietary technologies, domain names, etc.). The directors, senior managers and core technical personnel of the Company have not violated any contract or binding commitment they have signed (including but not limited to confidentiality obligations and non-competition obligations) by accepting employment and engaging in the Company’s business activities, nor have they violated the legal rights of their former employers or other intellectual property holders.

4.12 Environment, health and safety. Since the date of its establishment, the Company has consistently complied with all applicable Chinese laws on environmental protection related to its business operations, and has not violated any such Chinese laws except those disclosed to Investor.

4.13 Litigation and other legal proceedings. Except for the contents disclosed to the Investor, there are no following circumstances that may have a significant adverse impact or a significant negative impact on the Company itself, or on the conclusion, validity and enforceability of the transaction documents and the transactions under the transaction documents, whether completed, pending or foreseeable:

4.13.1 Penalties, prohibitions or instructions from government departments against the Company and its subsidiaries;

4.13.2 Civil lawsuits, criminal lawsuits, administrative lawsuits, arbitration and other procedures or disputes, claims against the Company and its subsidiaries.

4.14 Compliance with laws and regulations. the Company’s various activities have always complied with the effective Chinese laws and the requirements of relevant government departments in all major aspects, and have not violated any Chinese laws that would have a significant adverse impact on the Company.

4.15 Employees.

4.15.1 As of the Closing Date, there are no unresolved labor disputes or disputes between the Company and its current employees or its previously employed employees, nor are there any potential labor disputes or disputes known or should be known to it;

4.15.2 As of the Closing Date, the Company has no unpaid economic compensation for the termination of the labor relationship or other similar compensation or indemnity expenses related to the employment relationship;

4.15.3 In addition to the content disclosed to the Investor, the Company has paid and/or withheld and paid pension, housing, medical, unemployment and all other social insurance premiums or employee benefits payable under relevant Chinese laws and agreements and commitments in full in accordance with relevant Chinese laws, and there are no existing or potential unresolved disputes known or should be known to such social insurance premiums or employee benefits;

4.15.4 Except for employee benefits, social and pension security and economic compensation for the termination of labor contracts required by Chinese laws, the Company has not provided or promised to provide any other employment, resignation, dismissal, retirement or other benefits to employees. or pension benefits, protection or compensation.

4.16 Insurance. the Company has purchased insurance in accordance with general business practices for its daily business operations; the Company has not taken any action that may invalidate the above insurance policies or increase the insurance premiums, and there are no pending claims against the above insurance policies.

4.17 Information Provision. All documents, materials and information provided by the Company to the Investor before and after the signing of this Agreement are true, accurate, complete, without omissions and not misleading.

4.18 Liability. the Company, the controlling shareholder and the actual controller shall bear joint and several liability for the truthfulness, completeness and accuracy of the contents of this Article 4.

4.19 Investment. As of the date of completion of the industrial and commercial change registration, except for the information disclosed by the Company, the Company has no other subsidiaries, partnerships, branches or offices in China or overseas, and does not directly or indirectly hold shares or similar interests in any other entity.

4.20 No change. Except for the circumstances disclosed to the Investor, from the balance sheet date, unless approved in writing by the Investor or otherwise agreed in this Agreement, the Company shall not engage in the following acts:

4.20.1 Repay debts in advance;

4.20.2 Provide guarantees to others, mortgage, pledge or other security rights for their property;

4.20.3 Waive any claims against others or give up any right of recourse;

4.20.4 Make major changes to any existing contract or agreement that are obviously unfavorable to the Company;

4.20.5 Appoint or remove the Company’s directors, general manager, deputy general manager, financial director and other senior management personnel, or make changes to their labor contracts;

4.20.6 the Company suffers any loss due to intentional or gross negligence, or any change in its relationship with suppliers, customers or employees, which will have a significant adverse impact on the Company;

4.20.7 Modify the Company’s accounting methods, policies or principles, financial accounting rules and regulations;

4.20.8 Transfer or license the Company’s intellectual property to others except for the Company’s normal business activities;

4.20.9 Any major changes in sales practices or accounting methods, employment policies, rules and regulations;

4.20.10 the Company’s financial condition changes significantly or any transactions or actions outside the Company’s normal business occur and have a significant adverse impact on the Company;

4.20.11 Any shareholder meeting resolution or board of directors resolution that is different from the Company’s normal affairs, except for resolutions formed to implement matters approved by the Investor in this Agreement;

4.20.12 Announce, have paid, are prepared to announce, are prepared to pay any dividends, bonuses or other forms of shareholder dividends;

4.20.13 (i) sell, mortgage, pledge, lease, transfer or other dispose of assets with a total transaction amount exceeding RMB 500,000, (ii) deal with any fixed assets with an original value exceeding RMB 500,000 or agree that any fixed assets with an original value exceeding RMB 500,000 are dealt with or (iii) any expenditure or purchase of any tangible or intangible assets (including equity investment in any entity) with a total amount exceeding RMB 500,000;

4.20.14 separation, merger with a third party, acquisition of third party equity, assets or business;

4.20.15 breach of the representations and warranties under this Agreement by action or omission; and

4.20.16 any action or omission that may lead to the occurrence of the above circumstances.

Article 5 Representations and Warranties of the Investor

5.1 Legal Status and Capacity of the Investor

5.1.1 The Investor has complete and independent legal status and legal capacity to sign, deliver and perform this Agreement, and can independently serve as a party to the litigation. The signing of this Agreement and the performance of the obligations under this Agreement by the Investor will not violate any relevant laws, regulations and government orders, nor will it conflict with any contract or agreement to which it is a party or that is binding on its assets. This Agreement is legally binding on the Investor. The signing and performance of this Agreement will not violate or conflict with any clause of the Articles of Association/Partnership Agreement of the Investor.

5.2 Legality of the Capital Increase Price

5.2.1 The Investor guarantees that the source of the capital increase price for subscribing to the corresponding company’s newly increased registered capital in accordance with this Agreement is legal, and that it has sufficient capacity to pay the capital increase price to the Company in accordance with the terms and conditions of this Agreement.

5.3 The Investor has fulfilled the internal procedures for this capital increase

5.3.1 The Investor has obtained the necessary internal and third-party consent or authorization for this capital increase.

Article 6 Preconditions for Capital Increase

6.1 Unless the Investor makes a written exemption, the Investor’s obligation to pay the capital increase shall be subject to the satisfaction of all the following prerequisites:

6.1.1 Representations and Warranties. The representations and warranties made by the Company, the Controlling Shareholder and the Actual Controller under Article 4 of this Agreement are true, accurate, complete and non-misleading when made, and are true, accurate, complete and non-misleading as of the Closing Date.

6.1.2 External Approvals, Consents and Waivers. All approvals, consents, exemptions, licenses, authorizations and waivers required to complete this capital increase have been obtained, including but not limited to all government permits (if applicable), all third-party approvals, consents, exemptions and licenses (if applicable), and approvals of the internal decision-making bodies of each controlling shareholder (if applicable).

6.1.3 No prohibitions. There are no judgments, rulings, orders or injunctions of Chinese laws, courts, arbitration institutions or relevant government departments that restrict, prohibit or cancel this transaction, nor are there any pending or potential lawsuits, arbitrations, judgments, awards, orders or injunctions that have or will have a significant adverse impact on this transaction.

6.1.4 No violation. The signing and performance of this agreement and other documents of this round of investment transactions will not cause the Company, controlling shareholders and actual controllers to violate any laws and regulations, nor will it cause the Company, controlling shareholders and actual controllers to violate their obligations under the contracts signed before this capital increase.

6.1.5 No breach of contract. the Company, the controlling shareholder and the actual controller have fulfilled the commitments that should be fulfilled on or before the Closing Date as stipulated in this Agreement and other documents of this round of investment transactions, and have not violated any of their statements, representations, warranties, commitments and agreements under this Agreement and other documents of this round of investment transactions, nor have any events, circumstances, facts and situations that may cause the Company, the controlling shareholder and the actual controller to violate their statements, representations, warranties, commitments and agreements under this Agreement and other documents of this round of investment transactions.

6.1.6 Shareholders’ Meeting Resolution. the Company’s shareholders’ meeting has agreed and passed the shareholders’ meeting resolution containing the following contents in accordance with the provisions of the Company’s Articles of Association: agreeing and passing this capital increase, agreeing and passing the signing of the transaction documents, and each shareholder agreeing to waive its priority subscription rights for this capital increase.

6.1.7 Transaction Documents. The transaction documents with formats and contents that satisfy the Investor have been properly signed and delivered to the Investor.

6.1.8 No material adverse changes. From the date of signing of this Agreement to the Closing Date, there are no events, facts, conditions, changes or other circumstances that have or are reasonably foreseeable to have a significant adverse impact on the assets, financial structure, liabilities, technology, profit prospects and normal operations of the Company, the controlling shareholder and its subsidiaries; at the same time, there are no matters such as dividends, distributions, capital reserves converted into capital and other changes in owners’ equity and/or other matters beyond the normal operating scope of the target company and its subsidiaries.

6.1.9 Confirmation Letter on Satisfaction of Capital Increase Delivery Conditions. The “Confirmation Letter on Satisfaction of Capital Increase Delivery Conditions” in the format and content as shown in Appendix 1 has been properly signed and delivered to the Investor, and delivered to the Investor together with relevant supporting documents.

Article 7 Commitments of the Company, Controlling Shareholder and Actual Controller

7.1 After the Closing Date, the Company, Controlling Shareholder and Actual Controller commit to complete the following matters:

7.1.1 Matters described in Article 2.3 of this Agreement.

7.1.2 the Company shall immediately establish a sound financial system after the Closing, including but not limited to a financial internal control system, to ensure that the internal financial authorization of the Company and its subsidiaries is clear, the financial data and records are accurate, and the financial processing complies with Chinese laws and the Company’s internal management regulations; at the same time, a sound related party transaction system shall be established, including but not limited to the definition, scope, and review and decision-making procedures of related parties and related party transactions, to ensure that the related party transactions of the Company and its subsidiaries are fair and reasonable.

7.1.3 the Company and its subsidiaries shall comply with the relevant applicable laws after the closing, and pay the social insurance premiums, housing provident fund and other relevant fees that the employer shall pay for all its employees in full according to the policies of the place of payment and the requirements of the competent authorities. The social insurance premiums, housing provident fund and other statutory fees that the Company shall not default on or underpay, or the social insurance and housing provident fund paid by the Company for its employees shall not become a substantial obstacle to the Company’s listing.

7.1.4 the Company and its subsidiaries shall comply with the relevant applicable laws after the closing, withhold and pay the individual income tax in full for all its registered employees and pay other taxes payable by the Company in accordance with the law.

7.1.5 The stability of the Company’s board of directors and senior management personnel shall be maintained, and the listing of the Company shall not be significantly adversely affected by major changes in the board of directors and senior management personnel.

Article 8 Entry into force, supplement, modification, change and termination of the agreement

8.1 This agreement shall take effect after being signed by all parties to the agreement.

8.2 This agreement may be modified or changed by consensus of all parties to this agreement. Any modification or change must be in written form and shall take effect after being signed by all parties to this Agreement.

8.3 Unless otherwise agreed in this Agreement, this Agreement may be terminated in the following ways:

8.3.1 The parties to this Agreement jointly terminate the Agreement in written agreement and determine the effective date of termination;

8.3.2 Before the registration of industrial and commercial changes is processed, if any of the following circumstances occurs, the Investor shall have the right to notify the other parties in writing at least ten (10) working days in advance to terminate this Agreement and state the effective date of termination in the notice:

(i) The statements or warranties of the other parties to this Agreement are materially untrue or contain material omissions; (ii) the Company, the controlling shareholder and/or the actual controller violates the agreements, commitments and obligations under this Agreement and/or other transaction documents and fails to take effective remedial measures within ten (10) working days after the Investor issues a written reminder; and/or

(iii) If this round of transactions cannot be completed within forty-five (45) working days from the date of signing this Agreement or other dates agreed upon by all parties (based on the delivery date).

8.4 Effect of Termination

8.4.1 When this Agreement is terminated in accordance with Article 8.3.1 above, unless otherwise agreed by the parties at that time, the parties to this Agreement shall return the consideration received from the other party under this Agreement in accordance with the principles of fairness, rationality, good faith and trustworthiness, and try to restore to the status before the signing of this Agreement.

8.4.2 If the Investor terminates this Agreement in accordance with Article 8.3.2 above, if the Investor has paid the capital increase to the Company at that time, the Company shall return all the capital increase to the Investor. If the Investor terminates this Agreement due to reasons of the Company, the controlling shareholder and/or the actual controller, the Company shall pay interest to the Investor at an annual rate of 8% (calculated on an annual simple interest basis) while returning the capital increase. Such interest shall be calculated from the date of actual payment of such capital increase. If such interest cannot make up for all losses caused to the Investor, the Company shall make up the losses to the Investor. The controlling shareholder and/or actual controller shall bear joint and several guarantee liability for the return of the above-mentioned capital increase and its interest and the supplement of losses.

8.4.3 After the termination of this Agreement, all rights and obligations of the parties to this Agreement under this Agreement shall be terminated, but this shall not affect the rights of the non-breaching party to require the breaching party to pay liquidated damages and compensate for losses.

Article 9 Liability for Breach of Contract

9.1 If any statement or guarantee made by any party in this Agreement is untrue, inaccurate or incomplete, or any commitment is not properly and timely performed, the party shall be deemed to have breached this Agreement; any party’s failure to perform any of its commitments or obligations under this Agreement shall also constitute a breach of this Agreement by that party (i.e., the “breaching party”). Once a breach of contract occurs, the breaching party shall pay liquidated damages to the non-breaching party and compensate for the direct economic losses caused to the non-breaching party by its breach of contract. If the Company, the controlling shareholder and the actual controller breach the contract, the Company, the controlling shareholder and the actual controller shall bear joint and several liability for the aforementioned liquidated damages and economic losses. The aforementioned liquidated damages are 1% of the amount of the capital increase from the Investor to the Company.

9.2 The liability for breach of contract borne by any party due to breach of the provisions of this Agreement shall not be relieved due to the termination or cancellation of this Agreement.

Article 10 Force Majeure

10.1 If an unforeseen force majeure event such as earthquake, typhoon, flood, fire, military action, strike, riot, war, or other unforeseen force majeure events beyond the reasonable control of a party to the Agreement (each a “Force Majeure Event”) occurs, which prevents the party from performing this Agreement, the party shall immediately notify the other parties to the Agreement without delay and provide detailed information and supporting documents of such events within fifteen (15) days after the notification is issued, explaining the reasons for the inability or delay in performing all or part of its obligations under this Agreement. The parties shall seek to find and implement a solution acceptable to all parties to the Agreement through consultation.

10.2 If force majeure occurs, the party affected by force majeure shall not be liable for any damage, increased cost or loss suffered by any other party due to the failure or delay in performance of its obligations under this Agreement due to force majeure, and such failure or delay in performance shall not be deemed as a breach of this Agreement. The party claiming the occurrence of force majeure shall take appropriate measures to reduce or eliminate the impact of force majeure and try to resume performance of the obligations delayed or prevented by force majeure in the shortest possible time.

10.3 If force majeure or the impact of force majeure prevents one or all parties from performing all or part of its obligations under this Agreement for more than one (1) month, the party not affected by force majeure shall have the right to request the termination of this Agreement and exemption from part of its obligations under this Agreement or delay the performance of this Agreement.

Article 11 Applicable Law and Dispute Resolution

11.1 The conclusion, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by and interpreted in accordance with the laws of China. However, if the promulgated Chinese laws do not provide for specific matters related to this Agreement, general international business practices shall be referred to within the scope permitted by Chinese laws.

11.2 All disputes arising from the execution of this Agreement or related to this Agreement shall be resolved by the parties through friendly negotiations. If any dispute cannot be resolved through negotiation within fifteen (15) days after the dispute arises, either party shall have the right to submit the dispute to the court with jurisdiction over the respective location for prosecution.

11.3 During the dispute resolution period, the parties shall continue to have their other rights under this Agreement and shall continue to perform their corresponding obligations under this Agreement.

Article 12 Notice and Delivery

12.1 Any notice or other communication related to this Agreement sent by one party to the other party (“Notice”) shall be in written form and delivered to the person to be notified at the following mailing address, mailing number or email address, and shall constitute a valid notice only if the name of each contact person is indicated.

Name Contact Address Contact Person Contact Phone Email

Zhuhai (Zibo) Investment Co., Ltd. Room 703, West District, R&D Building, Zibo Science and Technology Industrial Park, No. 69, Sanying Road, Zhangdian District, Zibo City, Shandong Province

Wang Xuanming

13621801972

176090490@qq.com

Haicheng Shenhe Technology Co., Ltd. Qianying Village, Yingluo Town, Haicheng City, Anshan City, Liaoning Province

Zhang Wenwu

13823537561

13823537561@139.com

Guizhou Yilong New District Industrial Development Investment Co., Ltd. Yilong Hongxing Pharmaceutical Industrial Park, Dingxiao Town, Yilong New District, Qianxinan Prefecture, Guizhou Province

Li Biao

16685991111

345789298@qq.com

Guizhou Guangyao Management Partnership (Limited Partnership) Xingyi, Qianxinan Prefecture, Guizhou Province Group 2, Heying Village, Lutun Town, Shanghai (next to Yilong Avenue)

Sun Yong

13362193092

80025895@qq.com

Shanghai Sunrise Investment Co., Ltd. Room 211, No. 1432, Pujian Road, Pudong New Area, Shanghai

Wang Xuanming

13621801972

176090490@qq.com

Shanghai Yuanneng Zhihui Enterprise Management Partnership (Limited Partnership) Building C, No. 888, Huanhu West Second Road, Lingang New Area, China (Shanghai) Pilot Free Trade Zone

Sun Guoqing

13917999481

429651495@qq.com

Hainan Fuhe Investment Partnership (Limited Partnership) Room 1001, 3rd Floor, Incubation Building, Hainan Ecological Software Park, High-tech Industrial Demonstration Zone, Laocheng Town, Chengmai County, Hainan Province

Lu Wenyuan

18285987769

963787387@qq.com

Guizhou Yuanneng Zhihui Enterprise Management Partnership (Limited Partnership) New Materials Industrial Park, Shierfen Group, Lianxin Village, Longguang Town, Anlong County, Qianxinan Buyi and Miao Autonomous Prefecture, Guizhou Province

Liu Yu

13750880495

2991653241@qq.com

Guizhou New Energy Industry Development Fund Partnership (Limited Partnership) No. 1372, 12th Floor, Building 10, Phase I, Guizhou Financial City, No. 55, Changling North Road, Guanshanhu District, Guiyang City, Guizhou Province

Yang Lan

13518510168

luwv8949126@163.com

Ren Zhong No. 75, Gaicha Road, Yunyan District, Guiyang City, Guizhou Province

Ren Zhong

17785977777

1121011806@qq.com

12.2 The delivery time of various communication methods specified in the above paragraph shall be determined in the following manner:

12.2.1 If the notice is presented in person, it shall be deemed to be delivered when the person to be notified signs for it;

12.2.2 Notices that can be delivered by mail shall be delivered by registered express or express mail. Registered express shall be deemed to have been delivered to the notifier on the seventh (7th) day after posting, and express mail shall be deemed to have been delivered on the third (3rd) day after the person to be notified signs for it or it is delivered (whichever comes first);

12.2.3 Notices delivered by mail shall be deemed to have been delivered on the first (1st) day after the mail system shows that the person to be notified actually received or sent it (whichever comes first).

12.3 If the above-mentioned communication address or notification method of any party changes (the “changing party”), the changing party shall notify the other parties within seven (7) days after the change occurs. If the changing party fails to notify in time as agreed, the changing party shall bear the losses caused thereby.

12.4 The parties confirm that in the process of performing this Agreement or in case of disputes arising from the performance of this Agreement and causing litigation or arbitration (including enforcement procedures), the above addresses shall serve as the receiving addresses for mailing relevant notices and relevant legal documents to the counterparty of the agreement, the People’s Court, the arbitration authority, etc.

If the above addresses provided by the above address provider are inaccurate, the change of the delivery address is not notified to the counterparty of the agreement in time, the above address provider or the designated agent refuses to sign for the notice, etc., resulting in the failure of the notice or relevant legal documents to be actually received by the above address provider, the date of return of the document shall be deemed as the Closing Date.

Article 13 Information Disclosure

13.1 The terms and conditions of the transaction documents and their annexes (including all terms and conditions and even the existence of this agreement and any related investment documents) are confidential information, and the parties to this agreement shall not disclose them to any third party unless otherwise provided.

13.2 Each party shall keep confidential any proprietary, secret or confidential data and information concerning the Company, its business or other parties, or disclosed by other parties at any time or for the purpose of negotiation of this Agreement or for the establishment or operation of the Company, as well as the contents of this Agreement (“Confidential Information”), and shall not disclose such information to any third party or person other than the parties to this Agreement, the Company, professional consultants and relevant government departments.

13.3 Each party agrees and promises to urge its appointed directors not to use any confidential information for any purpose other than exercising their directorship or carrying out the Company’s business. However, the director shall report to the nominating party, provided that the nominating party complies with the confidentiality obligations of this Agreement.

13.4 Notwithstanding the above provisions, each party has the right to disclose this transaction to its respective Investor, fund management companies, investment banks, lenders, accountants, legal advisors and other professional consultants, bona fide potential Investor, employees, lenders and business partners (except individuals and organizations engaged in competitive businesses with the Company), but the premise is that the individuals or organizations who have learned the information have agreed to assume the obligation of confidentiality. However, confidential information involving the Company’s core business secrets (including product technology, cost, customers, production and operation data, business strategy) can only be disclosed to its respective Investor and employees in accordance with the above provisions, and the Company’s consent must be obtained before disclosure to other entities.

13.5 The restrictions set out above in this Article shall not apply to information disclosed in the following circumstances:

(i) required to be disclosed or used by Chinese laws or any regulatory authority;

(ii) required to be disclosed or used by any judicial proceedings arising from this Agreement or any other agreement concluded pursuant to this Agreement, or related matters reasonably disclosed to the tax authorities;

(iii) the information has become public knowledge for reasons not attributable to the parties to this Agreement;

(iv) the disclosure or use has been approved in writing by all other parties in advance.

If the information is disclosed for the above reasons (i) and (ii), the party disclosing the information shall discuss the disclosure and submission of the information with the other party within a reasonable time before the disclosure or submission of the information, and shall, if the other party requests the disclosure or submission of the information, try to keep the disclosed or submitted part of the information confidential to the extent possible.

Article 14 Supplementary Provisions

14.1 The titles used in this Agreement are for reference only and shall not affect the meaning or interpretation of any clause of this Agreement.

14.2 The annexes to this Agreement are an integral part of this Agreement and shall complement and have the same legal effect as the main body of this Agreement. In case of any conflict between the annexes other than the Shareholders Agreement and the main body of this Agreement, the main body of this Agreement shall prevail and shall be amended accordingly.

14.3 For the purpose of granting the relevant parties all rights, powers and remedies granted under this Agreement, upon reasonable request from time to time by one party, the other party shall take all such further actions and actions or cause all such further actions and actions to be taken, and sign all such other documents or obtain the signing of all such other documents.

14.4 This Agreement, other transaction documents and their annexes constitute the complete agreement reached by the parties on this transaction and supersede any agreement, investment letter of intent, memorandum of understanding, statement or other obligations (whether in written or oral form, including various forms of communication) previously reached by the parties on this transaction, and this Agreement (including its amendment agreement or amendment, and other transaction documents) contains the sole and complete agreement of the parties on the matters under this Agreement.

14.5 If any clause in this Agreement is invalid or unenforceable due to the Chinese law applicable to it, such clause shall be deemed to be non-existent from the outset without affecting the validity of other clauses of this Agreement. The parties to this Agreement shall negotiate and determine new clauses within the legal scope to ensure that the intention of the original clauses is realized to the maximum extent.

14.6 This Agreement is effective for the successors and assignees of the parties, and the above-mentioned successors and assignees may enjoy the rights and interests under this Agreement. The Investor has the right to assign and transfer its rights, interests and obligations under this Agreement to its affiliated investment entities or any other third party (except for third parties that compete with the Company’s business). In addition to the foregoing provisions, neither party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Investor.

14.7 Unless otherwise provided in this Agreement, the failure or delay of a party to exercise any right, power or privilege under this Agreement shall not constitute a waiver of such right, power or privilege, and the single or partial exercise of such right, power or privilege shall not exclude the exercise of any other right, power or privilege.

14.8 Each party to this Agreement confirms that: (1) the party is a company or other organization legally established and validly existing under Chinese law, or a natural person of Chinese nationality. (2) the parties have obtained sufficient and necessary authorization to sign this Agreement, perform all obligations under this Agreement and complete transactions under this Agreement; each party has full civil capacity and civil rights capacity to sign this Agreement and perform obligations under this Agreement, and this Agreement shall be legally binding upon it once signed. (3) The signing and performance of this Agreement shall not violate any clause in its Articles of Association or other organizational documents, or conflict with them, nor shall it violate any agreement or contract signed between the party and any other third party, nor shall it violate any laws or regulations.

14.9 If the capital increase is completed (subject to the payment of the capital increase by the Investor) or cannot be completed due to the Company, the controlling shareholder and/or the actual controller (for example, the Company, the controlling shareholder and/or the actual controller fails to fulfill its commitments and guarantees), the expenses incurred by the Investor based on this capital increase (including but not limited to legal fees, audit fees, and consulting fees) shall be borne by the Company.

14.10 The rights enjoyed by each entity of the Investor and the obligations or responsibilities to be performed or assumed in accordance with this Agreement are separate, individual and non-joint. The waiver of relevant rights by some Investor under this Agreement shall not affect the exercise of relevant rights by other Investor; if some Investor violate the obligations agreed in this Agreement, the relevant responsibilities shall be borne by the Investor alone, and the rights and obligations of other Investor under this Agreement shall not be affected.

14.11 Without the prior written permission of Jieshou Xinyang Fund, no party may use or mention “Jieshou Xinyang Fund” or any other name, trade name, trademark or logo similar to Jieshou Xinyang Fund or its affiliates in any way (including but not limited to for marketing purposes), except that the Company and its shareholders disclose the Company’s shareholder information to its Investor for the purpose of fulfilling information disclosure obligations and disclose or use it in accordance with Chinese laws, any regulatory authority, securities trading venues, or in documents submitted to regulatory authorities and securities trading venues for the purpose of initial public offering and listing.

14.12 This Agreement is made in eleven copies, one for the Target Company and one for each of the other parties, and each copy has the same legal effect.

[No text below]

[This page has no text, it is the signature page of the “Capital Increase Agreement” of Sunrise (Guizhou) New Energy Materials Co., Ltd.]

Hereby, the parties or their authorized representatives have signed this agreement on the dates listed at the beginning of the text to show their faith

(seal)

Legal representative or authorized representative (signature)